Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 21, 2025, except for the effects of the adjustments described in Note 2 – Reclassifications, as to which the date is March 2, 2026, with respect to the consolidated financial statements of Uniti Group Inc., incorporated herein by reference.

/s/ KPMG LLP

Dallas, Texas

May 26, 2026